Exhibit 7.01

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of May 17, 2007, by and among ReAble Therapeutics, Inc., a Delaware corporation (“Parent”), Spartan Acquisition Corp., a Utah corporation (“Merger Sub”), and Ridgestone Corporation, a Delaware corporation (the “Shareholder”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, the Shareholder beneficially owns, in the aggregate, 1,505,301 shares of Common Stock, no par value per share (the “Common Stock”), of Iomed, Inc., a Utah corporation (the “Company”);

WHEREAS, concurrently herewith, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger, dated as of this date, as the same may be amended (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company will continue its existence as the surviving corporation (the “Merger”), and each share of Common Stock owned by the Shareholder will be converted into the right to receive cash in accordance with the terms of the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent and Merger Sub have required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1                     Defined Terms.  For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2                     Other Definitions.  For purposes of this Agreement:

(a)                                  “New Shares” means any shares of capital stock of the Company (other than Owned Shares) over which the Shareholder acquires beneficial ownership at any time from and after the date of this Agreement through the termination of the Voting Period.

(b)                                 “Owned Shares” means all of the shares of Common Stock beneficially owned by the Shareholder as of the date of this Agreement.  The Owned Shares consist of 1,505,301 shares of Common Stock held by the Shareholder.  In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the “Owned Shares” shall be deemed to refer to and include the Owned Shares (as defined in the first sentence of this paragraph) as well as all stock dividends and distributions and any securities into which or for which any or all of those Owned Shares may be changed or exchanged or which are received in the transaction.

(c)                                  “Representative” means, with respect to any particular person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of that person.

(d)                                 “Transfer” means sell, transfer, tender, pledge, encumber, hypothecate, assign or otherwise dispose, by operation of law or otherwise such that the Shareholder is not the beneficial owner of the relevant Owned Shares and New Shares.

(e)                                  “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Effective Time, and (ii) the termination of the Merger Agreement by Parent or Merger Sub or the Company pursuant to Section 8.01 of the Merger Agreement.

ARTICLE 2

VOTING AGREEMENT

SECTION 2.1                     Agreement to Vote.

(a)                                  The Shareholder hereby agrees that, during the Voting Period, such Shareholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the foregoing matters.

(b)                                 The Shareholder hereby agrees that, during the Voting Period, such Shareholder shall vote or execute consents, as applicable, with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date (or cause to be voted or a consent to be executed with respect to the Owned Shares and any New Shares beneficially owned by it as of the applicable record date) against each of the matters set forth in clauses (i), (ii) or (iii) below at any meeting (or any adjournment or postponement thereof) of, or in connection with any proposed action by written consent of, the holders of any class or classes of capital stock of the Company at or in connection with which any of such holders vote or execute consents with respect to any of the following matters:

(i)                                     any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to, in any material respect, prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Merger, the other transactions contemplated by the Merger Agreement;

(ii)                                  any Acquisition Proposal, other than an Acquisition Proposal made by Parent; or

(iii)                               any amendment to the Company’s Articles of Incorporation or Bylaws, except as required or expressly permitted under the Merger Agreement.

(c)                                  Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

SECTION 2.2                     Grant of Irrevocable Proxy.  The Shareholder hereby irrevocably appoints Parent as the Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to the Owned Shares and any New Shares beneficially owned by the Shareholder, solely in respect of the matters described in, and in accordance with, Section 2.1.  This proxy is given to secure the performance of the duties of the Shareholder under this Agreement and shall not be exercised if Shareholder shall have complied with the obligations under Section 2.1 hereof and shall have delivered to Parent evidence of such compliance with Section 2.1 hereof.  The Shareholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of the Owned Shares or New Shares that is inconsistent with Sections 2.1 and 2.2.

SECTION 2.3                     Nature of Irrevocable Proxy.  The proxy and power of attorney granted pursuant to Section 2.2 by the Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder, and the Shareholder acknowledges that the proxy constitutes an inducement for Parent and Merger Sub to enter into the Merger Agreement.  The power of attorney granted by the Shareholder is a durable power of attorney and shall survive the bankruptcy, death or incapacity of the Shareholder.  The proxy and power of attorney granted hereunder shall terminate automatically at the expiration of the Voting Period.

ARTICLE 3

COVENANTS

SECTION 3.1                     Transfer Restrictions.  The Shareholder agrees that such Shareholder shall not, and shall not permit any person, directly or indirectly, to:

(a)                                  Transfer any or all of the Owned Shares or New Shares beneficially owned by such Shareholder; provided that the foregoing shall not prevent the conversion of such Owned Shares and New Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement; or

(b)                                 deposit any Owned Shares or New Shares beneficially owned by such Shareholder in a voting trust or subject any of such Owned Shares or New Shares beneficially owned by such Shareholder to any arrangement or agreement with any person (other than Parent) with respect to the voting or the execution of consents with respect to any such Owned Shares or

New Shares that would reasonably be expected to restrict such Shareholder’s ability to comply with and perform such Shareholder’s covenants and obligations under this Agreement.

SECTION 3.2                     No Shop Obligations of the Shareholder.  The Shareholder’s Representatives include a member of the Company’s Board of Directors.  Except as permitted by the Merger Agreement or in order to comply with such person’s fiduciary duties as a director of the Company, the Shareholder covenants and agrees with Parent that, during the Voting Period, such Shareholder shall not and shall not authorize any of such Shareholder’s Representatives to, directly or indirectly, (i) initiate, solicit, encourage, or knowingly facilitate any inquiry, proposal or offer, or the making of any proposal or offer (including any proposal or offer to the Company’s shareholders) with respect to, or a transaction to effect, or that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, or (ii) engage in any discussions or negotiations concerning an Acquisition Proposal.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDER

The Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1                     Authorization.  The Shareholder has all legal capacity, power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

SECTION 4.2                     Ownership of Shares.  The Shareholder is the sole beneficial owner of all of such Shareholder’s Owned Shares and has, or will have at the time of any vote with respect to the matters contemplated by Article II, the sole power to vote (or cause to be voted or consents to be executed) and to dispose of (or cause to be disposed of) all of such Owned Shares.  The Shareholder does not own of record or beneficially or hold any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company.  None of the Shareholder’s Owned Shares are subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Shareholder’s Owned Shares.  The Shareholder has good and valid title to such Shareholder’s Owned Shares, free and clear of any and all Liens.

SECTION 4.3                     No Conflicts.  Except (a) for a filing of an amendment to a Schedule 13D, and (b) for a filing of a Form 4 or Form 5, in each case, as may be required by the Exchange Act, (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Shareholder or the performance by the Shareholder of its obligations hereunder and (ii) none of the execution and delivery of this Agreement by the Shareholder or the performance by the Shareholder of its obligations hereunder shall (A) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under any of the terms of any agreement or other instrument to which the

Shareholder is a party or by which the Shareholder or any of such Shareholder’s Owned Shares is bound, or (B) violate any applicable law, rule, regulation, order, judgment, or decree applicable to the Shareholder, except for any of the foregoing as could not reasonably be expected to impair the Shareholder’s ability to perform its obligations under this Agreement in any material respect.

SECTION 4.4                     Reliance by Parent and Merger Sub.  The Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the agreement by such Shareholder herein to perform such Shareholder’s obligations hereunder and comply with the terms hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to the Shareholder that (i) it has all legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the party, enforceable against it in accordance with the terms of this Agreement.

ARTICLE 6

TERMINATION

This Agreement shall terminate upon the expiration of the Voting Period; provided that Sections 7.5 through 7.15 shall survive termination of this Agreement.  Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1                     Appraisal Rights.  The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or the approval of the Merger Agreement that such Shareholder may have under applicable law and shall not permit any such rights of appraisal or rights of dissent to be exercised with respect to any Owned Shares or any New Shares.

SECTION 7.2                     Further Actions.  The Shareholder agrees that such Shareholder shall, at Parent’s sole cost and expense, take any further action and execute any other documents or instruments as may be necessary to effectuate the intent of this Agreement.

SECTION 7.3                     Fees and Expenses.  Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the cost or expense whether or not the Merger is consummated.

SECTION 7.4                     Amendments, Waivers, etc.  This Agreement may be amended by the parties at any time.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 7.5                     Enforcement of Agreement; Specific Performance.  The Shareholder agrees and acknowledges that Parent and Merger Sub would suffer irreparable damage in the event that any of the obligations of such Shareholder in this Agreement were not performed in accordance with its specific terms or if the Agreement was otherwise breached by such Shareholder.  It is accordingly agreed by each of the Shareholder that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent or Merger Sub may be entitled at law or in equity.

SECTION 7.6                     Notices.  All notices, requests, claims, instructions, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (provided that the facsimile is promptly confirmed by telephone confirmation thereof) or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  If to the Shareholder, addressed to:

Ridgestone Corporation

10877 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90024

Attention: D. Stephen Antion

Telecopy:  (310) 209-0040

(b)                                 if to Parent or Merger Sub, addressed to:

ReAble Therapeutics, Inc.

9800 Metric Boulevard

Austin, Texas 78758

Attention: Harry L. Zimmerman

Telecopy:  (512) 834-6310

with a copy to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.

600 Congress Avenue, Suite 2400

Austin, Texas 78701

Attention:  Darrell R. Windham

Telecopy:  (512) 536-4598

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.7                     Headings; Titles.  Heading and titles of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 7.8                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 7.9                     Entire Agreement.  This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement) and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 7.10              Assignment; Binding Effect; No Third Party Beneficiaries; Further Action.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that each of Parent and/or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any affiliate of Parent.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and in the case of the Shareholder shall also be binding upon its legal successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (other than, in the case of Parent and Merger Sub, their respective successors and assigns and, in the case of the Shareholder, its legal successors and permitted assigns) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.11              Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other courts of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

SECTION 7.12              Enforcement of Agreement; Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery or other courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  The parties agree that the Shareholder shall not be entitled to an injunction or injunctions to prevent any breach of this Agreement by any of Parent or Merger Sub or to enforce specifically any term or any provision of this Agreement.

SECTION 7.13              Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

SECTION 7.14              WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.15              Merger Agreement.  The obligations of the Shareholder hereunder are subject to the absence of any of the following changes (by amendment or waiver) to the Merger Agreement: (i) any change which decreases the Merger Consideration; (ii) any change to the form of Merger Consideration (other than the addition of consideration payable in any form) or (iii) any amendment that would have the effect of changing the Termination Date to a date on or after September 30, 2007.

(Signature page follows.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

REABLE THERAPEUTICS, INC.
By:	/S/ HARRY L. ZIMMERMAN
Name: Harry L. Zimmerman
Title: EVP—General Counsel

SPARTAN ACQUISITION CORP.
By:	/S/ HARRY L. ZIMMERMAN
Name: Harry L. Zimmerman
Title: EVP—General Counsel

RIDGESTONE CORPORATION
By:	/S/ D. STEPHEN ANTION
Name: D. Stephen Antion
Title: President

(Signature Page to Voting Agreement)